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                                                                     EXHIBIT 3.7
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                            CERTIFICATE OF AMENDMENT
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                      TO THE CERTIFICATE OF INCORPORATION
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                     OF MILLENNIUM SPORTS MANAGEMENT, INC.
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TO:  The Secretary of State
     State of New Jersey


     Pursuant to the provisions of Section 14A:7-15.1(3), Corporations, General of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1.    The name of the corporation is Millennium Sports Management, Inc.

     2. On December 4, 1998, the Board of Directors of the corporation authorized a combination of the outstanding shares of common stock of the corporation, and a corresponding reduction in the number of authorized shares of common stock of the corporation, in accordance with the further provisions set forth herein.

     3. The amendment to the Certificate of Incorporation of the corporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the combination exceeding the percentage of authorized shares that was unissued before the combination.

     4. All of the outstanding shares of common stock of the corporation are subject to the combination. There are 7,198,085 such shares outstanding, all of which will be subject to the combination; and after giving effect to the combination, each such share shall be converted into one-tenth of a share of common stock, with any fractional shares held by any shareholder or issuable under any instrument as a result thereof to be rounded (up or down) to the nearest whole share.

     5. In connection with the combination, the number of authorized shares of common stock of the corporation shall be reduced from 20,000,000 to 2,000,000, and accordingly, the first sentence of ARTICLE IV of the Certificate of Incorporation shall be amended so as to read in full as follows: "The total authorized capital stock of the Corporation is Two Million Five Hundred Thousand (2,500,000) shares, consisting of Two Million (2,000,000) shares of common stock, no par value (the "Common Stock") and Five Hundred Thousand (500,000) shares of preferred stock, no par value (the "Preferred Stock")."
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     6.    The amendments shall become effective at the close of business on
January 4, 1999.


Dated:  This 31st day of December, 1998


                                    MILLENNIUM SPORTS MANAGEMENT, INC.



                                    By:   /s/ Barry M. Levine
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                                          Barry M. Levine, President